Exhibit 10.1

Summary Term Sheet

December 29, 2007 - Summary Term Sheet for Financing of SYBD

(Supersedes all prior agreements and is basis for a SYBD board resolution)

•	Fiona is the successor of Aventis for the SYBD fundraising efforts.

1 Million Bridge Loan

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SYBD received a bridge loan of $2.222 million on a convertible note, discounted at 11% p.a. over five years. Net proceeds were $1 million. Convertible latest January 5, 2009 to 8,995,951 free tradable shares at a price of $0.247 at conversion. In addition 4,497,976 five-year warrants priced at $0.247 at conversion will be issued.

•	Investors are (in net proceeds): Fiona International, S.A. $750k, Swiss Private Investor Albrecht $100k, Swiss Private Investor Kutner $100k, Swiss Private Investor Kaelin $50k.

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As a finder’s fee for the loan SYBD will pay to Horizon Finance Capital Group Ltd. $100k (10% in cash of net funds received) by January 18, 2008, plus issue 2.5 million 5-year warrants at $0.245 exercise price.

13.5 Million Convertible Note

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SYBD is in the process of receiving a gross amount $13.5 million on a convertible note, discounted at 11% p.a. over five years. Net proceeds $6.075M. Convertible latest January 5, 2009 to free tradable shares at a price of $0.247 at conversion. In addition, 27,327,935 five year warrants priced at $0.247 at conversion will be issued.

•	Investor is Fiona International S.A.

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As a finder’s fee for the loan SYBD will pay to Horizon Finance Capital Group Ltd., a cash fee of equal 7% of net funds received ($6.075 million equals a cash payment of $425,250), plus issue 2.5 million restricted shares (see below), plus issue 10 million five-year warrants at $ 0.247 exercise price.

•	Payout of the cash finder’s fee is one week after having received $6.075 million net proceeds.

•	SYBD agrees on issuing the warrant agreements after the funds of $6.075 million are fully received.

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SYBD agrees on registering the 2.5 million restricted shares as soon as practicable under the interpretations and limitations of Rule 415 adopted under the Securities Act of 1933 in order for the offering to be a “secondary” offering of securities for selling security holders.

Execution by facsimile is accepted by all parties.

Summary Term Sheet

Agreed to the terms as above this 29th day of December, 2007

Synthetic Blood International, Inc.

/s/ Chris J. Stern
Chris J. Stern, Chairman

Flona International S.A. (a Panama Corporation)

/s/ Aurelio Landolt
Aurelio Landolt

Horizon Finance Capital Group Ltd. (a Panama Limited Corporation)

/s/ Hans-Peter Jaberg
Hans-Peter Jaberg